Exhibit 10.1

LETTER AGREEMENT

This Letter Agreement (this “Agreement”) is made as of December 23, 2020, by and between Harvest Capital Credit Corporation, a Delaware corporation (“HCAP”), and Joseph A. Jolson (the “Stockholder”).

RECITALS

WHEREAS, HCAP proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), Rye Acquisition Sub Inc., a newly formed, direct wholly-owned subsidiary of PTMN (the “Acquisition Sub”), and Sierra Crest Investment Management LLC, a Delaware limited liability company, pursuant to which the Acquisition Sub will merge with and into HCAP, with HCAP surviving as a wholly-owned subsidiary of PTMN (the “First Merger”) and, immediately thereafter, HCAP will merge with and into PTMN, with PTMN continuing as the surviving company (the “Second Merger” and, together with the First Merger, the “Merger”); and

WHEREAS, the Merger Agreement will permit each holder of shares of HCAP’s common stock (the “HCAP Common Stock”) to elect the percentage of the consideration to be paid in cash versus shares of PTMN’s common stock (the “PTMN Common Stock”) by PTMN in connection with the Merger, subject to the requirement that the aggregate consideration to be paid in the Merger consist of shares of PTMN Common Stock in an amount equal to 19.9% of the then outstanding shares of PTMN Common Stock; and

WHEREAS, the Stockholder owns 894,273 shares (the “Jolson Shares”) of HCAP Common Stock and has expressed his willingness to take certain actions in order to provide increased optionality for HCAP’s other stockholders in connection with, and subsequent to, the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Agreement to Elect Stock Consideration in the Merger. The Stockholder agrees that he will solely elect to receive shares of PTMN Common Stock as consideration in connection with the Merger for all of the Jolson Shares and will not (to the extent the Stockholder has the right to make an election with respect thereto) elect to receive any cash payments from PTMN as consideration in connection with the Merger for any of the Jolson Shares. The Stockholder understands, acknowledges and agrees that HCAP and PTMN will (a) disclose the material terms of this Agreement in filings they make with the U.S. Securities and Exchange Commission (“SEC) and press releases issued by them and (b) file the Agreement as an exhibit to one or more of their SEC filings.

2. Transfer Restrictions; Lock-Up Agreement.

(a) The Stockholder agrees that, during the period commencing on the date of this Agreement and ending on the date of the closing of the Merger (the “Transfer Restriction Period”), the Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or beneficial ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), or encumber (“Transfer”) any of the Jolson Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Jolson Shares or the Stockholder’s voting or economic interest therein other than pursuant to the Merger Agreement and in connection with the Merger. Any attempted Transfer of Jolson Shares or any interest therein in violation of this Section 2(a) shall be null and void. This Section 2(a) shall not prohibit a Transfer of the Jolson Shares by the Stockholder to any affiliate of the Stockholder or any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder or to an affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to HCAP, to be bound by all of the terms of this Agreement

(b) The Stockholder shall not, during the Lock-up Period (as defined below), (i) Transfer, directly or indirectly, the shares of PTMN Common Stock received by him in the Merger in exchange for the Jolson Shares (the “Locked Up Securities”) or publicly disclose the intention to make any such Transfer or (ii) enter into any swap or other agreement that Transfers, in whole or in part, any of the economic consequences of ownership of the Locked Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of PTMN Common Stock or such other securities, in cash or otherwise. The term “Lock-up Period” shall mean the period commencing on the date of the closing of the Merger and continuing for 90 days after the date of the closing of the Merger.

(c) In furtherance of the provisions contained in Section 2(a) and 2(b) of this Agreement, HCAP and PTMN and any duly appointed transfer agent for the registration or transfer of the Jolson Shares and the Locked Up Securities, as applicable, are authorized to decline to make any transfer of the Jolson Shares and Locked Up Securities, as appropriate, if such transfer would constitute a violation or breach of this Section 2. HCAP and PTMN agree that the aforementioned authorization will be null and void immediately upon the expiration of the Transfer Restriction Period and the Lock-up Period, as applicable, and will take all steps necessary to ensure that the Stockholder can freely Transfer (i) the Jolson Shares in accordance with the terms of the Merger Agreement in connection with the First Merger and (ii) the Locked Up Securities subsequent to the expiration of the Lock Up Period, including by instructing any duly appointed transfer agent for the registration or transfer of the HCAP Common Stock and the PTMN Common Stock, as applicable, to facilitate the immediate Transfer thereof.

(d) HCAP advises the Stockholder that the Locked Up Securities will not be subject to any legal restriction on resale under Rule 144 or otherwise under the Securities Act of 1933 (the “Securities Act”) so long as the Stockholder is not deemed to be an “affiliate” (as such term is defined in Rule 144 under the Securities Act) of PTMN within the three months preceding any intended sale of the Locked Up Securities. The Stockholder understands that the SEC has stated that an individual's status as a director, officer, or 10% or greater stockholder of a company creates a rebuttal presumption that the individual is an “affiliate” of such company.

3. Representations of the Stockholder. The Stockholder represents and warrants to HCAP that he owns the Jolson Shares free and clear of any lien, encumbrance, claim, charge, security interest, pledge or other restriction of similar kind and has the absolute right to enter into this Agreement and take the actions and make the agreements described in this Agreement. The Stockholder does not own (of record or beneficially) any shares of HCAP Common Stock other than the Jolson Shares.

4. Enforcement of Terms of Agreement. Subsequent to the closing of the Merger, PTMN shall become a party to this Agreement by operation of law and be subject to the obligations and be entitled to the rights set forth herein, including the right to enforce the provisions of Section 2(b) against the Stockholder.

5. Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill its obligations under this Agreement.

6. Termination. If the Merger Agreement shall terminate or be terminated prior to the consummation of the Merger, then this Agreement shall be void and of no further force or effect. Notwithstanding the foregoing, nothing set forth in this Section 6 shall relieve any party hereto from liability for any willful breach of this Agreement that is material prior to such termination.

7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to New York’s conflicts of law rules. This Agreement may be executed in counterparts, and delivery thereof may be made by facsimile or electronic transmission.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first above written.

HARVEST CREDIT CAPITAL CORPORATION

By:	/s/ William E. Alvarez
Name:	William E. Alvarez
Title:	Chief Financial Officer, Chief Compliance Officer & Secretary

JOSEPH A. JOLSON

By:	/s/ Joseph A. Jolson

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